Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-49564, 333-195712, 333-218797, 333-224839, and 333-255437 on Form S-8 and Registration Statement 333-272565 on Form S-3 of our report dated February 26, 2024 relating to the consolidated balance sheets of Pinnacle Financial Partners, Inc. and subsidiaries as of December 31, 2023 and 2022, and the related consolidated statements of income, comprehensive income, shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2023, and our report dated the same date related to the effectiveness of internal control over financial reporting as of December 31, 2023, which appear in the December 31, 2023 Annual Report on Form 10-K of Pinnacle Financial Partners, Inc.

/s/ Crowe LLP

Denver, Colorado
February 26, 2024